Exhibit 3.1

Amendment No. 1 to the

CERTIFICATE OF DESIGNATION OF THE POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF PREFERRED STOCK AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF
of
SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK
of
DECISIONPOINT SYSTEMS, INC.

DECISIONPOINT SYSTEMS, INC., a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby certify that:

First:           The name of the Corporation is DecisionPoint Systems, Inc.

Second:   The Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions thereof  (the “Certificate of Designations”) of the Corporation was filed with the Secretary of State on July 1, 2011.

Third:   Section 1(b) The Certificate of Designations is hereby amended and restated as follows:

(b)           The dividend rate, as adjusted from time to time as hereinafter provided (the “Dividend Rate”), on each share of Convertible Preferred Stock shall be 8% per share per annum on $3.20 (the “Stated Value” of each such share) for the period from the Date of Original Issue through June 3, 2012 and 20% per share per annum on the Stated Value for each dividend period beginning as of June 4, 2012. Notwithstanding the foregoing, if at any time a Breach Event (as defined below) occurs, then the Dividend Rate shall be 20% per annum on the Stated Value for each dividend period or part thereof in which a Breach Event has occurred or is outstanding.  The amount of dividends per share of the Convertible Preferred Stock payable for each dividend period or part thereof shall be computed by multiplying the Dividend Rate for such dividend period by a fraction the numerator of which shall be the number of days in the dividend period or part thereof on which such share was outstanding and the denominator of which shall be 365 and multiplying the result by the Stated Value.

“Breach Event” means:

(i)           Any material breach of any warranty or representation of the Corporation as of the date made in that certain Exchange Agreement (the “Exchange Agreement”) entered into among the Corporation and the purchasers of the Convertible Preferred Stock or any other agreement delivered in connection therewith;

(ii)           Any breach by the Corporation of any covenant or obligation under this Certificate of Designations, the Exchange Agreement or any other agreement delivered in connection herewith or therewith, including, without limitation, failure to pay dividends to the holders of the Convertible Preferred Stock or redeem the Convertible Preferred Stock in accordance with this Certificate of Designation, and which breach, if capable of being cured, has not been cured within fifteen (15) days after notice of such breach has been given by the holders of a majority of Convertible Preferred Stock to the Corporation; or

(iii)    any default under the (i) Consent and Waiver Agreement, dated June 4, 2012, among the Company and the holder of the Series C Cumulative Convertible Preferred Stock, among others, (ii) the loan documentation with any lender to the Company, its subsidiaries or affiliates, and/or (iii) any breach or default under any agreement relating to the acquisition of Apex Systems Integrators, Inc.,  including, without limitation, the  Share Purchase Agreement by and between 231405 Ontario Inc. (“Purchaser”) and a wholly-owned subsidiary of the Company, Karen Dalicandro, Donald Dalicandro, and 2293406 Ontario Inc., or the Convertible Note issued to the Purchaser.

Fourth:   The foregoing Amendment of the Certificate of Designations was duly authorized by the Board of Directors of the Corporation and by the written consent of the holders of a majority of the shares of Series C Cumulative Preferred Stock.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment on behalf of the Corporation and affixed the corporate seal hereto this 10th day of October, 2012.

DECISIONPOINT SYSTEMS, INC.

By: /s/ Roy Ceccato

Name: Roy Ceccato
Title: Vice President - Finance